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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                                 Omnicell, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68213N109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]    Rule 13d-1(b)

      [X]    Rule 13d-1(c)

      [_]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------                                  --------------------------
CUSIP No. 68213N109                                     Page 1 of 8 Pages
--------------------                                  --------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ABS Capital Partners III, L.P.
      06-1529414
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [_]
      (SEE INSTRUCTIONS)                                                 (b) [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0 shares
         NUMBER OF      --------------------------------------------------------
          SHARES        6    SHARED VOTING POWER
       BENEFICIALLY
          OWNED BY           2,689,092 shares
          EACH          --------------------------------------------------------
        REPORTING       7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:              0 shares
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             2,689,092 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,689,092 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                             [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

------------------------------                           -----------------------
CUSIP No. 68213N109                                         Page 2 of 8 Pages
------------------------------                           -----------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    ABS Partners III, L.L.C.
    06-1529413
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
-------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                     5.  SOLE VOTING POWER

                         0 shares
      NUMBER OF      -----------------------------------------------------------
       SHARES        6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY           2,689,092 shares
        EACH         -----------------------------------------------------------
     REPORTING       7   SOLE DISPOSITIVE POWER
      PERSON
       WITH:             0 shares
                     -----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER

                         2,689,092 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,689,092 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------------                        ---------------------------
CUSIP No. 68213N109                                       Page 3 of 8 Pages
-----------------------------                        ---------------------------

Item 1(a)    Name of Issuer:

             Omnicell, Inc.

      (b)    Address of Issuer's Principal Executive Offices:

             1101 East Meadow Drive
             Palo Alto, CA 94303

Item 2(a):                            Item 2(b):                         Item 2(c):

Name of Persons Filing:               Address:                           Citizenship or Place of Organization:
ABS Capital Partners III, L.P.        400 East Pratt Street, Suite 910   Delaware
("ABS Capital"), a Delaware           Baltimore, MD 21202
limited partnership

ABS Partners III, L.L.C.              400 East Pratt Street, Suite 910   Delaware
("ABS Partners"), a Delaware limited  Baltimore, MD 21202
liability company and the sole
general partner of ABS Capital

Item 2(d):   Title of Class of Securities:

             Common stock, par value $.001 per share

Item 2(e):   CUSIP Number:

             68213N109

Item 3: Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):

             Not applicable.

                                  SCHEDULE 13G

--------------------------                               -----------------------
CUSIP No.     68213N109                                     Page 4 of 8 Pages
--------------------------                               -----------------------

Item 4:   Ownership:

          (a)  Amount Beneficially Owned:

               As of December 31, 2002, ABS Capital beneficially owns 2,689,092 shares of common stock (including common stock underlying options that are exercisable within 60 days of December 31, 2002) (the "Shares"). ABS Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through ABS Partners as the sole general partner of ABS Capital. ABS Partners, as the general partner of ABS Capital, may be deemed to beneficially own the Shares.

          (b)  Percent of class:

               The Shares represent 12.2% of the outstanding common stock (based on 22,006,478 shares of common stock outstanding as of September 30, 2002).

          (c)  Number of shares to which such person has:

               (i)   Sole power to vote or to direct the vote:

                     Each of ABS Capital and ABS Partners has sole power to vote or to direct the vote of 0 shares.

               (ii)  Shared power to vote or to direct the vote:

                     ABS Capital and ABS Partners have shared power to vote or direct the vote of 2,689,092 shares.

               (iii) Sole power to dispose or to direct the disposition of:

                     Each of ABS Capital and ABS Partners has sole power to dispose or to direct the disposition of 0 shares.

               (iv)  Shared power to dispose or to direct the disposition of:

                     ABS Capital and ABS Partners have shared power to dispose or to direct the disposition of 2,689,092 shares.

Item 5:   Ownership of Five Percent or Less of Class:

          Not applicable.

                                  SCHEDULE 13G

------------------------------                     -----------------------------
CUSIP No.  68213N109                                 Page 5 of 8 Pages
------------------------------                     -----------------------------

Item 6:      Ownership of More than Five Percent on Behalf of Another Person:

             Not applicable.


Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
             Company:

             Not applicable.

Item 8:      Identification and Classification of Members of the Group:

             Not applicable.

Item 9:      Notice of Dissolution of Group:

             Not applicable.

Item 10:     Certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                 --------------------------
CUSIP No. 68213N109                                    Page 6 of 8 Pages
---------------------                                 --------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

                                       Date:  February 14, 2003

                                       ABS CAPITAL PARTNERS III, L.P.

                                       By:      ABS Partners III, L.L.C.

                                       By:           *
                                          --------------------------------------
                                           General Partner

                                       ABS PARTNERS III, L.L.C.

                                       By:           *
                                         ---------------------------------------
                                           General Partner

* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.


                                       By:/s/  Charles Dieveney
                                             -----------------------------------
                                               Charles Dieveney
                                               Attorney-in-Fact

----------------------------                        ----------------------------
CUSIP No. 68213N109                                  Page 7 of 8 Pages
----------------------------                        ----------------------------

                                                                       Exhibit 1

                                    AGREEMENT

          Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of common stock of Omnicell, Inc. by ABS Capital Partners III, L.P.

          This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

          EXECUTED as a sealed instrument this 14th day of February, 2003.

                                            ABS CAPITAL PARTNERS III, L.P.

                                            By: ABS Partners III, L.L.C.

                                            By:       *
                                               ---------------------------------
                                                General Partner

                                            ABS PARTNERS III, L.L.C.

                                            By:       *
                                               ---------------------------------
                                                General Partner

* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.

                                            By: /s/ Charles Dieveney
                                               --------------------------------
                                                    Charles Dieveney
                                                    Attorney-in-Fact

----------------------------                        ----------------------------
CUSIP No. 68213N109                                  Page 8 of 8 Pages
----------------------------                        ----------------------------

                                                                       Exhibit 2

                                POWER OF ATTORNEY

     The Power of Attorney is hereby incorporated by reference from ABS Capital's Schedule 13G filed with the Securities and Exchange Commission on February 11, 2002.